Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Amendment No. 2 of the Registration Statement on Form S-3 to Form S-1 (File No. 333-261153) of The OLB Group, Inc. of our report dated April 29, 2020, with respect to our audit of the consolidated financial statements of The OLB Group, Inc. and Subsidiaries as of December 31, 2019 and for the year then ended appearing in the Annual Report on Form 10-K of The OLB Group, Inc. for the year ended December 31, 2020.  We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 15, 2021